News Release
May 23, 2024
SSR MINING ANNOUNCES VOTING RESULTS FROM
2024 ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS
DENVER - SSR Mining Inc. (NASDAQ/TSX: SSRM, ASX: SSR) ("SSR Mining" or the “Company") announces that each of the ten nominees listed in the Proxy Statement for the 2024 Annual and Special Meeting of Shareholders (the “Meeting”) were elected as directors of SSR Mining on Thursday, May 23, 2024. Voting results for the election of directors are set out below:

Nominee Name	Votes For	% For	Votes Withheld	% Withheld	Broker Non Vote
A.E. Michael Anglin	98,889,175	95.89%	4,238,077	4.11%	24,500,566
Rod P. Antal	100,239,933	97.20%	2,887,319	2.80%	24,500,566
Thomas R. Bates, Jr.	98,184,538	95.21%	4,942,713	4.79%	24,500,567
Brian R. Booth	101,792,591	98.71%	1,334,661	1.29%	24,500,566
Simon A. Fish	97,398,608	94.45%	5,728,643	5.55%	24,500,567
Leigh Ann Fisher	98,296,899	95.32%	4,830,353	4.68%	24,500,566
Alan P. Krusi	101,448,543	98.37%	1,678,709	1.63%	24,500,566
Daniel Malchuk	102,062,724	98.97%	1,064,528	1.03%	24,500,566
Kay Priestly	101,333,026	98.26%	1,794,226	1.74%	24,500,566
Karen Swager	101,719,026	98.63%	1,408,226	1.37%	24,500,566
With the re-election of Mr. Bates as a director of the Company at the Meeting, he will assume the role of Lead Independent Director effective immediately, as disclosed in the Company’s Proxy Statement. We thank Mr. Anglin for his prior services as the Lead Independent Director and look forward to his continued service on the Board through the next annual meeting.
At the Meeting, the shareholders of SSR Mining also approved (i) a non-binding advisory resolution regarding the Company’s approach to executive compensation, (ii) the Company’s 2024 Share Compensation Plan, and (iii) the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024.
The voting results for each resolution are set out below:

	Votes For	% For	Votes Against	% Against	Votes Withheld	% Withheld	Broker Non Vote
Advisory Vote on Executive Compensation	57,560,231	55.81%	41,672,329	40.41%	3,898,056	3.78%	24,500,572
2024 Share Compensation Plan	96,152,381	93.22%	6,990,456	6.78%	0	0.00%	24,500,572
Appointment of Auditors	124,932,459	97.89%	0	0.00%	2,698,047	2.11%	3

About SSR Mining

SSR Mining is listed under the ticker symbol SSRM on the NASDAQ and the TSX, and SSR on the ASX.

SSR Mining Contacts:

SSR Mining Inc.
E-Mail: invest@ssrmining.com
Phone: +1 (888) 338-0046

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